Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Nos. 333-128310, 333-114810 and 333-90338) on Form S-3 and the Registration Statements (Nos. 333-143420, 333-53224, 33-56844, 33-43595 and 33-16260) on Form S-8 of Immunomedics, Inc. (“Immunomedics”) of our reports dated September 12, 2007 with respect to the consolidated financial statements and schedules of Immunomedics, and the effectiveness of internal control over financial reporting of Immunomedics, included in this Annual Report (Form 10-K) for the year ended June 30, 2007.

/s/ Ernst & Young LLP

MetroPark, New Jersey

September 12, 2007